Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 92 to the Registration Statement on Form N–1A of Fidelity Mt. Vernon Street Trust: Fidelity Growth Strategies Fund and Fidelity Flex Mid Cap Growth Fund of our report dated January 13, 2022; Fidelity New Millennium Fund and Fidelity Growth Strategies K6 Fund of our report dated January 14, 2022, relating to the financial statements and financial highlights included in the November 30, 2021 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 20, 2022